EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2005 FOURTH QUARTER AND FULL YEAR RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 18, 2006.  Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2005 diluted earnings per share increased 20% to $.61 compared to $.51 per share for the comparable 2004 period.  Sales for the fourth quarter 2005 increased 26% to $508,115,000 compared to $403,963,000 for the 2004 period.  Currency translation had the effect of decreasing sales by approximately $10.4 million in the fourth quarter 2005 compared to the 2004 period.

For the year ended December 31, 2005, diluted earnings per share was $2.28 compared to $1.82 per share for the 2004 period.  Sales for the year ended December 31, 2005 were $1,808,147,000 compared to $1,530,446,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $7.0 million for the year 2005 when compared to 2004.

As previously announced, on December 1, 2005, the Company completed the acquisition of the Connection Systems Division of Teradyne, Inc. (NYSE-TER) for approximately $390 million.  Amphenol TCS (TCS), headquartered in Nashua, New Hampshire, is a leading supplier of high-speed, high-density, printed circuit board interconnect products.  TCS sells its products primarily to the data communications, storage and server markets, wireless infrastructure markets and industrial markets. TCS has facilities in North America, Europe and Asia and employs approximately 2,000 people worldwide.  TCS was included in Amphenol’s consolidated results beginning in December.  The fourth quarter includes TCS sales of approximately $35 million with no effect on EPS as incremental operating income was offset by incremental interest expense on borrowings to fund the acquisition.  TCS, a technology leader in high-speed, high-density, printed circuit board interconnect solutions, is complementary and an excellent strategic fit with Amphenol.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our fourth quarter results.  Sales were up 26% compared to last year’s fourth quarter to a record $508 million.  The interconnect products segment of our business, which represents 89% of our sales, was up a strong 27% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in the mobile device market.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, our increased worldwide presence with the leading companies in our target markets and acquisitions.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 11% of our sales, was up 14% over the prior year.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  The operating income margin in the fourth quarter was 18.5% compared to 18.8% in last year’s fourth quarter.  Excluding the impact of the TCS acquisition which in December had operating income margins in the 7.5% range, the fourth quarter 2005 operating income margin was 19.3%, the same as the third quarter of 2005.  I am very pleased that we have been able to sustain this strong profitability in a difficult cost environment.  The increase in operating margins over the prior year was driven by the improved profitability of the interconnect product segment offset in part by lower cable product margins, which continue to be impacted by increasing material and freight related costs.  Earnings per share for the quarter increased 20% over last year.  Furthermore, net income, that is income after interest expense and taxes, was 11% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations for the quarter was also strong at $75 million.”

“We had a record year in 2005 and look to the future with great enthusiasm.  We have an outstanding management team, excellent technological capabilities, a strong position in diversified markets, and an increasing presence with the major companies in these markets.  With the addition of TCS we are the world’s third largest interconnect company with an expanded platform for creating value.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we believe that we can achieve revenues and EPS in 2006 in the range of $2,250 million to $2,300 million and $2.56 to $2.63, respectively.  For the first quarter of 2006 we expect revenues and EPS in the range of $535 million to $545 million and $.57 and $.59, respectively.  As previously announced, we expect the TCS acquisition to be accretive for the full year 2006, but slightly dilutive in the first half of 2006.  EPS guidance for the year and first quarter of 2006 includes approximately $10.0 million ($.08 per share) and $2.0 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma 2005 EPS after option expense is $2.23, $.50 and $.60, for the full year, first quarter and fourth quarter, respectively.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its fourth quarter and full year results at 1:00 PM (ET) January 18, 2006.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 6:00 PM (ET) on Friday, January 20, 2006.  The replay numbers are as follows:  toll free dial-in number is 866-427-6395 and International dial-in number is 203-369-0891.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Net Sales	$508,115	$403,963	$1,808,147	$1,530,446
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	330,738	262,287	1,162,004	999,965

Depreciation and amortization expense	14,089	9,927	50,666	38,829

Selling, general and administrative expense	69,429	55,745	252,150	215,008

Operating income	93,859	76,004	343,327	276,644

Interest expense	(7,364)	(5,515)	(24,090)	(22,540)
Other expenses, net	(3,185)	(1,337)	(8,871)	(6,663)
Refinancing costs	—	—	(2,398)	—

Income before income taxes	83,310	69,152	307,968	247,441

Provision for income taxes	(27,492)	(23,512)	(101,629)	(84,130)

Net income	$55,818	$45,640	$206,339	$163,311

Net income per common share - Basic	$0.63	$0.52	$2.33	$1.86

Average shares outstanding - Basic	89,041,390	87,980,075	88,551,630	88,023,082

Net income per common share - Diluted (1)	$0.61	$0.51	$2.28	$1.82

Average shares outstanding - Diluted	90,776,307	89,739,345	90,471,737	89,736,656

(1) - Subsequent to December 31, 2005 in accordance with the implementation of SFAS 123R the Company will expense stock based compensation.  Such expense was previously disclosed in the Company’s financial statement footnotes but was not included as an expense in the Company’s income statement.  Including the pro forma stock based compensation expense of $2.0 million and $7.4 million for the fourth quarter and full year, respectively would result in diluted earnings per share of $.60 and $2.23 for the fourth quarter and full year, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	Dec. 31,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$38,669	$30,172
Accounts receivable, less allowance for doubtful accounts of $11,162 and $8,666, respectively	302,867	214,158
Inventories	325,865	247,303
Prepaid expenses and other assets	42,413	37,382

Total current assets	709,814	529,015

Land and depreciable assets, less accumulated depreciation of $352,408 and $349,255, respectively	253,889	197,753
Deferred debt issuance costs	2,351	6,451
Goodwill and other assets	966,486	573,492

	$1,932,540	$1,306,711

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$177,266	$134,856
Accrued interest	4,998	2,183
Accrued salaries, wages and employee benefits	42,705	38,535
Other accrued expenses	93,202	85,089
Dividends payable	2,729	—
Current portion of long-term debt	15,030	16,909

Total current liabilities	335,930	277,572

Long-term debt	765,970	432,144
Accrued pension and post employment benefit obligations	108,816	102,050
Other liabilities	32,589	13,341

Shareholders’ Equity:
Common stock	89	88
Additional paid-in deficit	(164,082)	(207,504)
Accumulated earnings	985,317	789,741
Accumulated other comprehensive loss	(77,742)	(55,078)
Treasury stock, at cost	(54,347)	(45,643)

Total shareholders’ equity	689,235	481,604

	$1,932,540	$1,306,711

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Twelve months ended December 31,
	2005	2004

Net income	$206,339	$163,311
Adjustments for cash from operations:
Depreciation and amortization	50,666	38,829
Amortization of deferred debt issue costs	976	1,428
Amortization of inventory step-up	489	—
Non-cash expense related to write-off of deferred debt issue costs	5,666	—
Net change in non-cash components of working capital	(37,235)	14,108
Other long term assets and liabilities	2,723	(9,425)

Cash provided by operations	229,624	208,251

Cash flow from investing activities:
Capital additions, net	(57,121)	(44,341)
Investments in acquisitions	(512,307)	(41,661)

Cash flow used by investing activities	(569,428)	(86,002)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	744,132	(14,302)
Decrease in borrowings under Bank Agreement	(413,000)	(86,000)
Payment of fees and expenses related to refinancing	(2,542)	—
Purchase of treasury stock	(8,704)	(45,643)
Proceeds from exercise of stock options including tax benefit	36,449	30,335
Dividend payments	(8,034)	—

Cash flow provided by (used by) financing activities	348,301	(115,610)

Net change in cash and short-term cash investments	8,497	6,639
Cash and short-term cash investments balance, beginning of period	30,172	23,533

Cash and short-term cash investments balance, end of period	$38,669	$30,172

Net cash paid during the year for:
Interest	20,272	21,868
Taxes	85,562	43,660

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Trade Sales:
Interconnect Products	$450,206	$353,335	$1,592,439	$1,333,838
Cable Products	57,909	50,628	215,708	196,608
Consolidated	$508,115	$403,963	$1,808,147	$1,530,446

Operating income:
Interconnect Products	93,061	74,287	339,458	271,327
Cable Products	6,152	6,492	25,809	24,631
Corporate	(5,354)	(4,775)	(21,940)	(19,314)
Consolidated	$93,859	$76,004	$343,327	$276,644

ROS%:
Interconnect Products	20.7%	21.0%	21.3%	20.3%
Cable Products	10.6%	12.8%	12.0%	12.5%
Consolidated	18.5%	18.8%	19.0%	18.1%